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                                                                 EXHIBIT 10.31.3

                               ADVISORY AGREEMENT

         THIS ADVISORY AGREEMENT (this "Agreement") is entered into effective as of May 1, 2001, by and between Aperian, Inc., a Delaware corporation (the "Company"), and Wayne Irwin ("Advisor" or "Mr. Irwin");

                                   WITNESSETH:

         WHEREAS, the Company wishes to continue to benefit from the advice, experience and knowledge of Mr. Irwin; and

         WHEREAS, Advisor is willing to advise the Company, upon the terms and conditions contained herein;

         NOW, THEREFORE, for and in consideration of the compensation to be paid Mr. Irwin under this Agreement and the mutual promises, covenants, and undertakings contained herein, the Company and Advisor agree as follows:

         1. Independent Contractor: There shall be created pursuant to this Agreement an independent contractor relationship between the Company and Advisor whereby Mr. Irwin shall supply advisory services to the Company in accordance with and subject to the terms and conditions set forth herein.

         2. Term: The term of this Agreement shall be for a six-month period ending October 31, 2001, At the option of the Company, the term of this Agreement may be extended on a month to month basis.

         3. Services: During the term of this Agreement, and subject to his reasonable availability, Mr. Irwin shall provide such advisory services as the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company (the "CEO") may reasonably request or that Mr. Irwin believes might be valuable to the Company, including assisting the Board and the CEO in such strategic and financial matters, acquisition strategy or other projects as the Board or the CEO deems appropriate. The method of performance, hours utilized and other details of Advisor's services hereunder shall be within Mr. Irwin's sole control.

         4.       Compensation and Expense Reimbursement:

                  A. General Services Fee: As compensation for his services during the term of this Agreement, Mr. Irwin shall receive a monthly fee, payable on the 15th of each month, beginning May 15, 2001, in the amount of $20,834.

                  B. Expenses: The Company shall promptly reimburse Advisor for all reasonable out-of-pocket expenses incurred by him in performance of his services hereunder, provided that such expenses are submitted to the Company (with proper supporting documentation) in accordance with the Company's policy then in effect for employee expense reports.
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         5. Confidential Information: Advisor and the Company acknowledge that the Company's business is highly competitive and that the Company may, from time to time, provide Advisor with access to confidential information. Advisor agrees that he will not make any unauthorized disclosure of confidential business information obtained from the Company ("Confidential Information"), or make any unauthorized use thereof. However, Advisor shall be permitted to disclose Confidential Information as is required by law, including deposition or trial testimony pursuant to subpoena, provided that if he is requested or required (by oral question, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, if reasonably possible under the circumstances as determined in good faith, he will promptly notify the other party of such request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Agreement.

         In the absence of a protective order or the receipt of a waiver hereunder, or in the good faith determination of Advisor that time is of the essence, Advisor shall obtain legal counsel, and if Advisor and/or his counsel in good faith believe that Advisor is compelled to disclose the Confidential Information or be exposed to liability for contempt or suffer other censure or penalty, Advisor may disclose only such Confidential Information to the party compelling disclosure as is required by law, as determined by Advisor on advice of counsel. Advisor further agrees that he will cooperate with the Company in its efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. All reasonable legal fees, costs and expenses incurred by Mr. Irwin in obtaining legal representation pursuant to his obligations under this paragraph shall be paid by the Company.

         The obligations of the parties set forth in this paragraph 5 shall apply during the term of this Agreement and shall survive for one year following the termination of this Agreement.

         6. Capacity and Benefits: At all times while serving under this Agreement, Advisor shall be an independent contractor and not a common-law employee. Therefore, except to the extent provided in any other agreement between Advisor and the Company, Advisor shall not, during the term of this Agreement, be entitled to participate in the Company's benefit plans and programs for its employees. Further, Advisor will in no way be considered to be an agent, employee, or servant of the Company. Advisor shall have no authority to bind the Company without receiving specific written authority to do so. It is not the purpose or intention of this Agreement or the parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.

         7.       Termination:

                  A. Disability: If Advisor becomes unable to provide advisory services hereunder during the term of this Agreement by reason of illness or incapacity, then this Agreement shall terminate, and Advisor shall be entitled to receive an amount equal to $125,000 minus the fees previously paid under paragraph 4A hereof.

                  B. Death: If Advisor dies during the term of this Agreement, then this Agreement shall terminate, and Advisor shall be entitled to receive an amount equal to $125,000 minus the fees previously paid under paragraph 4A hereof.


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                  C. Expiration of the Term: This Agreement shall terminate
automatically and without notice upon the expiration of the term provided in paragraph 2 hereof.

                  D. Effect of Termination: Upon termination of this Agreement, all of the parties' obligations, other than the confidentiality obligations under paragraph 5 hereof and the Company's obligation to pay any unpaid fees or unreimbursed expenses under this Agreement, shall terminate. The confidentiality obligations under paragraph 5 hereof, shall survive termination of this Agreement as set forth in such paragraph and Exhibit.

         8. Notices: For purposes of this Agreement, notice, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States certified or registered mail, return receipt requested, addressed as follows:

         If to Advisor:
                                            Mr. Wayne Irwin
                                            301 Oldenwood Court
                                            Colleyville, Texas 76034

         If to the Company:
                                            Mr. Peter Lorenzen
                                            General Counsel
                                            Aperian, Inc.
                                            1800 Valley View Lane
                                            Suite 400
                                            Dallas, Texas  75234

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         9. Successor Obligations and Assignment: The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. Advisor may assign any rights accruing to him under this Agreement to any affiliated entity with the consent of the Company, which consent shall not be unreasonably withheld.

                  10. Amendment: This Agreement may not be modified except by an agreement in writing executed by both the Company and Advisor.

                  11. Governing Laws: This Agreement shall be subject to and governed by the laws of the State of Texas, without giving effect to principles of conflicts of law.

                  12. Validity: In the event that any portion or provision of this Agreement is found to be invalid or unenforceable, the other portions or provisions hereof shall not be affected thereby.


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                  13. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  14. Effect of Agreement: The terms of this Agreement shall supersede any obligations and rights of the Company and Advisor respecting advisory services. Nothing in this Agreement shall be construed as permitting either party hereto to directly or indirectly benefit from any confidential business information obtained from the other party during the period that Mr. Irwin was an employee, officer or director of the Company.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the 4th day of May , 2001, to be effective as of May 1, 2001.

                                             APERIAN, INC.

                                             By:  /s/ Peter E. Lorenzen
                                                  Peter E. Lorenzen
                                                  Vice President and Secretary

                                                  /s/ Wayne Irwin
                                                  Wayne Irwin


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